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PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

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Bulldog Investors, LLC
Attn: Phillip Goldstein
250 Pehle Avenue, Suite 708
Saddle Brook, NJ 07663
Phone: 201 881-7100
Fax: 201 556-0097


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12

Hill International Inc.
(Name of Registrant as Specified in Its Charter)

Bulldog Investors, LLC
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Registrant)

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Bulldog Investors, LLC, 250 Pehle Avenue, Suite 708, Saddle Brook, NJ 07663
(201) 881-7111 // pgoldstein@bulldoginvestors.com

			July 11, 2016

Dear Fellow Stockholder of Hill International:


    Last year, David Richter, Hill's CEO, promised to "significantly increase stockholder value." In a press release issued on June 9, 2015, he stated:
"We are confident that Hill's current strategic plan combined with our strong growth outlook and aggressive cost optimization program will deliver both near- and long-term value to our stockholders." Hill's shares closed at $5.31 on that day. Subsequently, Hill's stock price fell more than almost 50% to a low of $2.83 and currently is far below $5.31.

    Mr. Richter's recent annual letter to stockholders is chock full of impressive photographs of Hill's construction projects. Alongside a smiling photo of himself is his assessment that 2015 "was a very positive year" and he is "proud of the company's significant achievements." While patting himself on the back for "winning awards for project excellence," he explains Hill's anemic earnings for 2015 by pointing to what he says are six extraordinary expenses totaling $7.7 million. Hill also incurred $10.8 million of extraordinary expenses in 2014. Unfortunately, as stockholders, we have come to expect "extraordinary" expenses to recur with a troubling degree of regularity. Not until the end of his letter does Mr. Richter admit: "[W]e have not been as successful in driving better performance in our stock price." We think pretty pictures, awards and endless excuses are little comfort to stockholders that relied on him to deliver on his promises.

    Many investors believe that Hill's shares trade for much less than their intrinsic value. We think the main reason for this "Richter discount" is, as ISS, the leading proxy advisory service, put it last year, "the board's failure to address Hill's pay-for-performance disconnect." Since that was written, the board has done nothing to rein in the excessive compensation that David Richter and his father, Irvin, collect from Hill for lackluster performance.

                        MISALIGNMENT OF INTERESTS
    In its proxy statement, the board says: "We are committed to executive compensation practices that drive performance and that align the interests of our leadership team with the interests of our stockholders." That sounds good but let's look at the record.

    In 2015, Hill earned $6.9 million while David Richter received compensation totaling $3.6 million including the use of two company vehicles. His base salary increased by 50% from 2014 from $1 million to $1.5 million per annum. Not to be outdone by his son, Irvin Richter, the chairman of the board, collects an annual base salary of $1.4 million pursuant to a so-called "employment agreement" to serve as chairman "with such duties as may be assigned to him from time to time by the Board" - whatever that means. On top of that, he also gets two vehicles "for his use," company paid life insurance, and six weeks of vacation (from what?) even though his contract states that he "shall not be required to devote any specific or minimum hours to the fulfillment of his duties." With all that, Irvin Richter apparently needs to regularly sell his own shares of Hill to make ends meet.

    What sort of directors would approve such a contract? Apparently, the same ones that agreed to pay Irvin Richter $1.2 million for his unused vacation when he retired as CEO at the end of 2014. Have you ever heard of anyone that received such a staggering amount of money for unused vacation? What were the directors thinking?

    What have stockholders received for this largesse? Net losses over the last five years total more than $2 per share and total equity has declined from $172 million to $118 million despite an increase in the number of outstanding shares from 38 million to 51 million.

                        WHAT NEEDS TO BE DONE NOW

    Unlike Hyman Roth in The Godfather II who always made money for his partners, the Richters only seem to make money for themselves. It is apparent that the current board is not up to the task of correcting the disconnect between the Richters' lavish compensation and their failure to generate stockholder value. Fortunately, we have an opportunity to effect change by electing three directors whose only interest is in maximizing stockholder value.

    It is critical that you vote the enclosed GREEN proxy. If you have already voted management's proxy (even if you voted against the board's nominees), you must vote our GREEN proxy in order to elect our affiliate's nominees. You may vote your proxy online at WWW.PROXYVOTE.COM or by telephone at 1-800-454-8683 if your shares are held in street name. Alternatively, you can mail the GREEN proxy card in the enclosed envelope but please do it today. If you have any questions about how to vote your proxy, please call InvestorCom at 1-877-972-0090.

							Very truly yours,

							/s/ Phillip Goldstein

							Phillip Goldstein
							Member